                                                                    Exhibit 10.1

                                               Confidential Treatment Requested.
                                                   Confidential portions of this
                                                 document have been redacted and
                                             have been separately filed with the
                                                                     Commission.

                        SUPPLY AND DISTRIBUTION AGREEMENT

     THIS SUPPLY AND DISTRIBUTION AGREEMENT (this "Agreement") is made as of April 1, 2002 (the "Effective Date") by and between AngioDynamics Inc., a Delaware corporation ("AngioDynamics") and Biolitec, Inc., a New Jersey corporation having offices at 515 Shaker Road, East Longmeadow, MA 01028 ("BIOLITEC").

                                    RECITALS

     WHEREAS BIOLITEC is engaged in the development and manufacturing of the Products;

     AND WHEREAS BIOLITEC and AngioDynamics desire that BIOLITEC grant to AngioDynamics the right to market, sell, offer for sale and distribute the Products on the terms and conditions set forth herein;

     AND WHEREAS BIOLITEC and AngioDynamics further desire to enter into such other agreements as are contained herein;

     NOW THEREFORE, in consideration of the foregoing premises and the covenants set forth below, the parties hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

     1.1 "Adequate Supply" shall mean the supply of Products in ordered quantity that is delivered on a timely basis according to written purchase orders pursuant to Section 3.2(b) and that comply with the Manufacturing Requirements.

     1.2 "Affiliate" as applied to any Person, shall mean (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls
          (i) 5% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any Option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by"; and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

     1.3 "Applicable Laws" shall mean all applicable laws, rules, regulations and guidelines within or without the Territory that may apply to the development, manufacturing, marketing and/or sale of the Products in the Territory or the performance of either party's obligations under this Agreement including laws,

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                                      -2-

          regulations and guidelines governing the import, export, development, manufacturing, marketing, distribution and sale of the Products in the Territory, and including all Good Manufacturing Practices or Good Clinical Practices standards or guidelines promulgated by Competent Authorities and including the FD&C Act and trade association guidelines.

     1.4 "Competent Authorities" shall mean the entities in the Territory responsible for the regulation of medical devices intended for human use, and shall include the FDA.

     1.5 "Confidential Information" shall mean, subject to the exceptions set forth in Section 6.2, any information received by one party from the other party pursuant to this Agreement, including, without limitation, all know-how, data, process, technique, or formula relating to the Products and any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. It includes information exchanged under the Mutual Confidentiality Agreement, dated 15th of March, 2002.

     1.6 "Contract Year" shall mean the year long period commencing on the Effective Date and ending on the twelve month anniversary and each subsequent twelve (12) month period thereafter.

     1.7  "FDA" shall mean the United States Food and Drug Administration.

     1.8 "FD&C Act" shall mean the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time.

     1.9 "Field" shall mean the Interventional Radiology and Vascular Surgery marketplace.

     1.10 "BIOLITEC" Technology" shall mean all know how, technology, patents, trade secrets, processes, data, methods and any physical, chemical or biological material or other information that BIOLITEC owns, controls or acquires or has or acquires a license to relating to the development, manufacturing, and use of Products.

     1.11 "Improvements" shall mean any improved or modified element or feature of BIOLITEC Technology for use in the Field made during the term of this Agreement which is applicable to a Product.

     1.12 "Licenses" shall mean the licenses granted to AngioDynamics pursuant to Section 2.1.

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                                      -3-

     1.13 "Loss" shall mean any and all damages, fines, fees, penalties, deficiencies, liabilities, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation fees and expenses of attorneys, incurred in connection with
          (i) the investigation or defense of any third party claims or (ii) successfully asserting or disputing any rights under this Agreement against any party hereto or otherwise).

     1.14 "Manufacturing Requirements" shall mean the requirements set forth in
          Section 3.5(a).

     1.15 "Marketing Authorization" shall mean each necessary and appropriate approval, where applicable, to put Products on the market in a particular jurisdiction in the Territory, including any applicable approvals from Competent Authorities.

     1.16 "Minimum Purchase Default" shall mean, as to any Product, the failure of AngioDynamics in a Contract Year to purchase the Minimum Quantities of such Product, provided that it shall not be a Minimum Purchase Default if such failure to purchase is to any degree due to (a) BIOLITEC's breach of this Agreement, (b) the failure of BIOLITEC to timely deliver sufficient Products complying with the Manufacturing Requirements to AngioDynamics or (c) either the infringement of the BIOLITEC Technology by any person or entity or the infringement by the BIOLITEC Technology of the patent rights or other proprietary rights of any person or entity.

     1.17 "Minimum Quantities" shall mean for each Product, the minimum number of units of such Product required to be purchased in a Contract Year by AngioDynamics, as set forth on Schedule C.

     1.18 "Packaging Specifications" shall mean the bulk, non-sterile packaging specifications for the Products as may be determined by BIOLITEC and AngioDynamics from time to time, as such specifications may be amended from time to time by BIOLITEC and AngioDynamics.

     1.19 "Product Specifications" shall mean the specifications for the Products that are attached hereto as Schedule B, as such specifications may be amended from time to time by mutual agreement of the parties, including, without limitation, such amendments as may be necessary to obtain any Marketing Authorizations or other approvals within the Territory.

     1.20 "Products" means the diode lasers and laser fibers privately labeled for AngioDynamics as more fully described on Schedule A hereto and also includes Improvements.

     1.21 "Rights" mean the right to market, sell and/or distribute a product.

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                                      -4-

     1.22 "United States" shall mean the United States of America and its territories and possessions.

     1.23 "Territory" shall mean the United States and Canada.

2.   GRANT OF RIGHTS

     2.1 Appointment.

     (a) Products. Subject to Section 2.1 (f), BIOLITEC hereby appoints AngioDynamics as its exclusive (even as to BIOLITEC) distributor to market, sell, offer for sale and distribute the Products in the Territory for the Field. Outside the United States AngioDynamics shall have the right to sub-license the rights granted in this Section 2.1 to (a) one or more of its Affiliates and (b) one or more distributors, sub-distributors or dealers, provided that AngioDynamics shall have the right to sell Products through (a) one or more of its Affiliates and (b) one or more distributors, subdistributors or dealers without in any such case sub-licensing the rights granted in this Section 2.1.

     (b) BIOLITEC Obligations. BIOLITEC shall not directly or indirectly, market, promote, sell or distribute any of the Products to any third party directly or indirectly in the Field in the Territory other than AngioDynamics. BIOLITEC shall take all appropriate actions to prevent any distributors, sub-distributors or dealers of the Products from marketing, selling, offering for sale or distributing the Products in or to the Field in the Territory. BIOLITEC shall refer all inquires from the in the Territory concerning Products to AngioDynamics. BIOLITEC shall not discontinue the manufacturing of any Product without the prior written consent of AngioDynamics.

     (c) ANGIODYNAMICS Obligations. ANGIODYNAMICS shall actively market the sale of the Products with a marketing plan commensurate with the Sales Forecast for each Contract Year. ANGIODYNAMICS shall keep BIOLITEC apprised of these marketing plans as they become actionable.

     (d) Cooperation Concerning Improvements. BIOLITEC agrees to keep AngioDynamics fully informed of Improvements that it develops as it pertains to the Product.

 (e) Right of First Refusal for Improvements. Provided the appointment as set forth in Section 2.1 (a) remains exclusive, in the event BIOLITEC develops any Improvements which can be used for the Products, it shall provide AngioDynamics with written notice regarding such Improvement. If AngioDynamics desires to market and sell such Improvements, the parties shall negotiate in good faith the price for such Improvements. If,

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                                      -5-

after six (6) months of negotiations, the parties are unable to reach an agreement on the price, BIOLITEC shall be entitled to offer such Improvements to any third party, but only on such terms and conditions as were offered to AngioDynamics. If BIOLITEC offers better terms and conditions for such Improvements to a third party, then AngioDynamics shall have a right of first refusal on such better terms and conditions.

     (f) Loss of Exclusivity. If there is a Minimum Purchase Default as to any Product, the exclusive licenses in Section 2.1 (a) shall thereafter be nonexclusive. The loss of exclusivity provided for (i)in this Section 2.1 (d) shall be the sole and exclusive remedy for a Minimum Purchase Default.

3.   MANUFACTURE AND SUPPLY OF PRODUCTS

     3.1 (a) Manufacturing. BIOLITEC shall be the exclusive manufacturer of the Products sold by AngioDynamics; provided, however, that if a problem arises with regard to Adequate Supply, then AngioDynamics shall give BIOLITEC written notice and thirty (30) days to cure any failure to provide Adequate Supply. If BIOLITEC does not cure such failure within such thirty (30) day period, AngioDynamics may, with notice to BIOLITEC, who may join in the process, take whatever steps are necessary, including directly contacting suppliers, to obtain the Products and in such event BIOLITEC shall grant a license to AngioDynamics or to a new supplier selected by AngioDynamics on market standard terms and conditions to use the BIOLITEC Technology to manufacture Products and shall cooperate with AngioDynamics and/or such new supplier to transfer manufacturing of the Products. If the parties are unable to agree on the terms and conditions of such license, the license terms and conditions shall be determined by a panel of arbitrators experienced in licensing matters chosen in accordance and acting in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the American Arbitration Association, who shall specifically take into account the fact that the license is being granted due to BIOLITEC's inability to fulfill its obligations under this Agreement. In no event shall BIOLITEC subcontract its manufacturing obligations under this Agreement without the prior written consent of AngioDynamics. BIOLITEC shall only be entitled to two thirty (30) day cure periods pursuant to this Section 3.1 in any twelve month period.

     3.2  Supply Forecasts and Ordering Procedures.

     (a)  AngioDynamics shall furnish the following reports to BIOLITEC:

               (i) non-binding annual sales forecast reports, by Product by month, not later than thirty (30) days prior to the beginning of each Contract Year, with the sales forecast report for the Contract Years being attached hereto as Schedule D; and

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                                      -6-

               (ii) non-binding quarterly sales forecast deviation reports on a rolling four-quarter basis for each quarter of each Contract Year.

     (b) AngioDynamics shall submit firm orders for Products at least one hundred eighty (180) days prior to the requested delivery date. Orders may be submitted by fax, e-mail or US mail. BIOLITEC shall confirm each order within ten (10) days after receipt. Confirmation shall be by mail.

     3.3 Delivery. All Products shall be shipped F.O.B. (Incoterms 2000) point of departure from BIOLITEC's facility in East Longmeadow, MA to such locations and in such manner as directed by AngioDynamics from time to time.

     3.4 Price and Payment Terms. The price for Products shall be as set forth on Schedule E. AngioDynamics shall have payment terms of 45 days after Invoice Date during the first six months of this agreement and thirty
          (30) days after Invoice Date thereafter. The invoice date shall in no event be earlier than the date of shipment. All payments to BIOLITEC shall be made by check and shall be made in U.S. Dollars. The price for Improvements shall be negotiated by the parties in good faith.

     (a) BIOLITEC intends to maintain the pricing to AngioDynamics of PRODUCTS as given in Exhibit E, but reserves the right to increase prices in light of extraordinary, unusual increases to its manufacturing costs: In the event of any price change BIOLITEC agrees to notify AngioDynamics, in writing, at least sixty
(60) days prior to the effective date of the increase. BIOLITEC agrees to honor any orders it has accepted during the sixty day notice period.

     3.5  Quality Control and Assurance.

     (a) BIOLITEC shall manufacture and supply the Products in an ISO certified facility in accordance with (i) the Product Specifications, (ii) the Packaging Specifications, (iii) current good manufacturing practices specified by any applicable Competent Authority (collectively, "cGMPs") and (iv) all other Applicable Laws. Furthermore, BIOLITEC warrants that all Products provided hereunder shall be free from defect in material and workmanship at the time of shipment to AngioDynamics.

     (b) BIOLITEC shall be responsible for quality control of the Products and shall perform such quality control and quality assurance testing as is necessary or appropriate to ensure that the Products comply with the Manufacturing Requirements.

     (c) Each time BIOLITEC ships Products to AngioDynamics, it shall provide AngioDynamics with a certificate of compliance that sets out the test results for each lot of Products, and that certifies that the Products shipped to AngioDynamics have been evaluated by BIOLITEC's Quality

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                                       -7-

Control/Quality Assurance department and that the Products comply with the Manufacturing Requirements.

     (d) BIOLITEC shall permit AngioDynamics or its designated representative to perform such audits and inspections as may be requested by AngioDynamics of the facilities, procedures and records that are relevant to BIOLITEC's manufacturing of Products, and to the extent reasonably obtainable by BIOLITEC, of facilities, procedures and records that are relevant to such audits or inspections of unaffiliated parties with responsibility for testing, analyzing, labeling or packaging the Product.

     (e) BIOLITEC shall notify AngioDynamics of any proposed changes in critical materials or processes which affect the form, fit or function of Products at least ninety (90) days prior to such actions and shall not make any such change without the prior written consent of AngioDynamics, which consent shall not be unreasonably withheld, conditioned or delayed.

     (f) BIOLITEC shall promptly inform AngioDynamics of the results of all visits and inspections, relating to the Product, by Competent Authorities, including, without limitation, providing AngioDynamics with copies of all warning letters, 483s and other correspondence with the Competent Authority.

     (g) In the event of any customer complaints regarding the Product, BIOLITEC agrees to cooperate and assist AngioDynamics in investigating such complaints and providing an appropriate response.

     3.6 Packaging and Trademarks.

     (a) Packaging of the Products shall comply with the Packaging
Specifications.

     (b) AngioDynamics shall be responsible for final packaging, instructions for use and labeling of the Products.

     (c) BioLitec hereby grants an exclusive, royalty free license to AngioDynamics to use the "ELVeS" trademark connection with the promotion, marketing, and sale of the Products. AngioDynamics may use any other trademark or trade dress as it deems appropriate in the promotion, marketing and sale of the Products. BIOLITEC shall the right to preview and comment on items containing its trademarks.

4.   SERVICE AND PRODUCT WARRANTY

     4.1 At the request of AngioDynamics, BIOLITEC will provide repair service on the Ceralas D lasers and bill AngioDynamics based on an agreed upon hourly rate per unit plus materials. AngioDynamics will administer the service (take service

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                                      -8-

         calls, document calls and/or contacts, sell extended factory warranties) for the Territory.

     4.2 BIOLITEC will provide a product warranty from one year from the date of installation, except for promotional lasers, with AngioDynamics administering the warranty cards, namely having them completed, collected and sent to BIOLITEC, within ten (10) days of installation.

5.   MARKETING AUTHORIZATIONS; OTHER REGULATORY COMPLIANCE ISSUES

     5.1 Marketing Authorizations. BIOLITEC shall be responsible for applying for such Marketing Authorizations as may be necessary to market the Products in the Territory and in the Field. (including a 510K clearance to market the Products in the United States); provided, however, that AngioDynamics shall be free to apply for any such additional Marketing Authorization as it deems necessary in its sole judgment. AngioDynamics shall own all such additional Marketing Authorizations and agrees, for the term of this Agreement, to grant BIOLITEC the right to sell product under such additional Marketing Authorizations except in or to the Field, provided, however, that in the event BIOLITEC desires to sell product under such additional Marketing Authorizations, BIOLITEC agrees that AngioDynamics shall be its exclusive supplier for any finished kits containing the BIOLITEC optical fiber, provided that such kits are transferred at a reasonable price to BIOLITEC. BIOLITEC shall provide such assistance as may be requested by AngioDynamics in connection with obtaining such additional Marketing Authorizations, including, without limitation, providing (i) ordered Product for testing and (ii) requested documents and data for submission to the Competent Authorities. AngioDynamics shall be responsible for any sterility and biocompatibility testing of the Products as may be necessary in order to obtain such additional Marketing Authorizations.

     5.2 Compliance. AngioDynamics and BIOLITEC shall comply with all Applicable Laws including the provision of information by AngioDynamics and BIOLITEC to each other necessary for BIOLITEC and AngioDynamics to comply with Applicable Laws (including reporting requirements). Each party shall retain all records concerning the Products as may be required under Applicable Laws.

     5.3 Adverse Reaction Reporting. Each party shall advise the other party, by telephone or facsimile, within such time as is required to comply with Applicable Laws, after it becomes aware of any adverse reaction involving the Products. Such advising party shall provide the other party with a written report delivered by confirmed facsimile of any adverse reaction, stating the full facts known to it, including but not limited to customer name, address, telephone number, batch, lot and serial numbers, as required by Applicable Laws. To the extent permitted by Applicable Laws, AngioDynamics shall have full responsibility for monitoring such adverse reactions and making any reports to the Competent Authorities.

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     5.4 Product Recall. AngioDynamics and BIOLITEC each shall notify the other promptly if any Product is the subject of a recall, market withdrawal or correction, and the parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction. BIOLITEC shall bear the cost of all recalls, market withdrawals or corrections of the Products; provided, however, that AngioDynamics shall pay for such recall, market withdrawal or correction if and to the extent caused by (i) the unlawful sale, promotion or distribution of the Products by AngioDynamics in the Territory, (ii) any unauthorized modification or alteration made by AngioDynamics to the Products, (iii) the improper sterilization or labeling of the Products, (iv) a breach of any representation made or warranty given in this Agreement by AngioDynamics, (v) mishandling of fibers during unpacking and repackaging of bulk fibers delivered to AngioDynamics for the purpose of putting into their kits, or (vi) the design of a product solely by AngioDynamics. AngioDynamics shall in all events be responsible for conducting any recalls, market withdrawals or corrections with respect to the Products.

6.   CONFIDENTIALITY

     6.1 Nondisclosure Obligations. During the term of this Agreement, and for a period of 5 years after termination hereof, each party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any third party or use any Confidential Information for any unauthorized purpose. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of Applicable Laws. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

     6.2 Exceptions. Confidential Information shall not include any information that:

     (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

     (b) is known by the receiving party at the time of receiving such information, as evidenced by its written records;

     (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

     (d) is independently developed by the receiving party without any breach of
Section 6.1; .

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     (e) is the subject of a written permission to disclose provided by the disclosing party; or

         The parties agree that the material financial terms of this Agreement will be considered Confidential Information of both parties. However, each party shall have the right to disclose the material financial terms of this Agreement to any potential acquirer, merger partner, or other bona fide potential financial partner, subject to a requirement to secure confidential treatment of such information or if it is prudent or proper to make such disclosure to comply with Applicable Laws or to meet Generally Accepted Accounting Principles.

     6.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information if such disclosure:

     (a) is in response to a valid order of a court or other governmental body of any jurisdiction in the Territory or of any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective or other appropriate form of order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

     (b) is otherwise required by Applicable Laws; or

     (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with Applicable Laws or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

7.   INTELLECTUAL PROPERTY

     7.1 Ownership of Intellectual Property. BIOLITEC shall retain all of its rights, title and interest in and to all BIOLITEC Technology.

     7.2 Infringement of Third Party Patents and Rights. BIOLITEC represents that to the best of BIOLITEC's knowledge, the manufacture, marketing, sale, distribution and use of the Products does not and will not infringe any United States or foreign patent or other proprietary rights held by any third party. If a third party asserts that a patent or other proprietary right owned by it is infringed by the manufacture, marketing, sale, distribution or use of a Product, the party against whom such a claim was asserted shall provide the other party with notice of such claim within fifteen (15) days. BIOLITEC agrees to undertake the sole and complete defense, at its sole cost and expense, of any such claim -through counsel of its choice and control the settlement of any such claim. In case of any such claims, BIOLITEC shall promptly, at its sole discretion and own cost, either (i) procure for AngioDynamics the right to continue distributing and using such Product, or (ii) replace the same with a comparable non-infringing non-

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                                      -11-

         violating Product, or modify the Product so that it becomes non-infringing and non-violating. If BIOLITEC fails to take such action, AngioDynamics shall be entitled to do so and BIOLITEC shall promptly reimburse AngioDynamics for pre-agreed upon expenses it incurs, including without limitation reasonable attorneys' fees and expenses.

8.   TERM AND TERMINATION OF AGREEMENT; RENEWAL RIGHTS

     8.1 Term. This Agreement shall commence on the Effective Date, and issuance of the Initial Purchase Order, as described in Exhibit C, and terminate on the fifth (5) anniversary thereafter, unless terminated sooner as provided in Section 8.

     8.2 Termination For Material Breach. If either party is in material breach of any obligation hereunder, the party contending there is a breach (the charging party) may give written notice to the accused party of the nature of the breach and shall provide thirty (30) days after the giving of such notice for the breach to be cured to the reasonable satisfaction of the charging party. If such breach is not cured to the reasonable satisfaction of the charging party, the charging party by notice to the accused party shall have the right to immediately terminate this Agreement.

     8.3 Termination for Insolvency. If either party (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its. winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets or has a distress, execution, attachment, sequestration, or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any

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                                      -12-

         of the foregoing acts, than the other party shall have the right to immediately terminate this Agreement without giving prior notice or any right to cure.

     8.4 Accrued Rights. Termination or expiration of this Agreement shall not affect any accrued rights of either party.

     8.5 Effect Of Termination. Upon termination of this Agreement for any reason, other than for lack of payment of ordered and received Product, AngioDynamics shall be permitted to sell off existing inventory for one
         (1) year following the termination date, provided, however that BIOLITEC shall be given a right of first refusal to purchase the existing inventory on the same terms and conditions as to any third party bona fide purchaser. AngioDynamics shall in any event be entitled to continue to provide consumables to its customers of record for the lasers. In the event of a termination due to a material breach by AngioDynamics, AngioDynamics agrees not to sell lasers or fibers other than the existing inventory sell off for a period of one (1) year following said existing inventory sell off. In no event shall this period extend beyond two (2) years following the date of termination.

     8.6 Surviving Obligations; Termination or expiration of this Agreement shall not relieve either party of its obligations under Sections 6,7,8 and 9.

     8.7 Renewal Option. This Agreement may be renewed for additional five (5) year terms by the mutual written consent of the parties.

     8.8 Remedies Not Exclusive. Except in the event of a Minimum Purchase Default, rights and remedies set forth herein shall not be exclusive and shall be in addition to any and all rights and remedies available to either party upon termination of this Agreement.

9.   INDEMNIFICATION AND INSURANCE

     9.1 Indemnification by BIOLITEC. BIOLITEC agrees to indemnify and hold AngioDynamics harmless from and against any and all Loss that AngioDynamics may incur to the extent that such Loss arises out of or results from (i) a breach of any representation or warranty or agreement given in this Agreement by BIOLITEC, or (ii) the injury, illness or death of any person which arises out of or relates to the manufacture or the design of Products.

     9.2 Indemnification by AngioDynamics. AngioDynamics agrees to indemnify and hold BIOLITEC harmless from and against any and all Loss that BIOLITEC may incur to the extent that such Loss arises out of or results from
         (i) the unlawful sale, promotion and distribution of the Products by AngioDynamics in the Territory, (ii) any unauthorized modification or alteration made by AngioDynamics to the Products, (iii) the improper sterilization or labeling of the Products, (iv) a breach of any representation made or warranty given in this Agreement by AngioDynamics, (v) mishandling of fibers during unpacking and repackaging of bulk fibers delivered to AngioDynamics for the purpose of putting into their kits, or (vi) the design of a product solely by AngioDynamics.

       9.3 Indemnification Procedure. The party seeking indemnification (the "Indemnified Party") shall (i) give the other party (the "Indemnifying Party") notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, provided however that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interests without the Indemnified Party's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

       9.4 Insurance. Each party shall carry comprehensive general liability insurance of a type as may be necessary to protect their interests and fulfill their obligations under this Agreement in an amount of at least three million dollars (US $3,000,000) per occurrence during the term of this Agreement and for a period of three (3) years after the expiration or termination of this Agreement. Upon request, each party shall provide the other party with a certificate of insurance evidencing the minimum coverage required by this Section 9.4. For greater certainty, this Section 8.4 shall not limit the liability of either party pursuant to this Agreement.

10.    REPRESENTATIONS AND WARRANTIES

       10.1 Representation and Warranties of BIOLITEC. BIOLITEC hereby represents and warrants as follows:

       (a) Corporate Power. BIOLITEC is duly organized and validly existing under the laws of the State of New Jersey and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

       (b) Due Authorization. BIOLITEC is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

       (c) Binding Agreement, No Conflict. This Agreement is a legal and valid obligation binding upon BIOLITEC and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by BIOLITEC does not conflict with, violate or give any person or entity rights under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it or its assets may be bound or affected, nor does it violate any Applicable Laws.

       10.2 Representations and Warranties of AngioDynamics. AngioDynamics hereby represents and warrants as follows:

       (a) Corporate Power. AngioDynamics is duly organized and validly existing under the laws of Delaware and has full corporate power and authority under Applicable Laws to enter into this Agreement and to carry out the provisions hereof.

       (b) Due Authorization. AngioDynamics is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

       (c) Binding Agreement, No Conflict. This Agreement is a legal and valid obligation binding upon AngioDynamics and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by AngioDynamics does not conflict with, violate or give any person or entity rights under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it or its assets may be bound or affected, nor does it violate any Applicable Laws.

11.    ASSIGNMENT

       11.1 Non-Assignment. Except as set forth in Section 11.2, neither party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other party.

       11.2 Exception. Notwithstanding Section 11.1, each party may assign this Agreement to any successor by merger or sale of substantially all of its assets.

       11.3 Assignment or Delegation Null and Void. Any attempted assignment or delegation in contravention of this Article shall be void and of no effect.

       11.4 Benefits and Binding Nature of Agreement. In the case of any permitted assignment of this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

12.    MISCELLANEOUS

       12.1 Entire Agreement and Amendments. This Agreement, together with any exhibits and schedules attached and referenced herein, embodies the final, complete and exclusive understanding between the parties, and replaces all previous agreements, understandings or arrangements between the parties with respect to its subject matter. No modification or waiver of any terms or conditions hereof, nor any representations or warranties shall be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of each party hereto.

12.2 Press Release. All press releases concerning the relationship between AngioDynamics and BIOLITEC are subject to the approval of both parties, not to be unreasonably withheld, provided that neither party is precluded by this Section 12.2 from taking any action to comply with Applicable Laws.

12.3 Notice. All notices concerning this Agreement shall be in writing and shall be deemed to have been received (a) two (2) days after being properly sent by commercial overnight courier, or (b) one (1) day after being transmitted by confirmed facsimile, in each case addressed to the address below:

       If to BIOLITEC:

               515 Shaker Road
               East Longmeadow, MA 01028

               Attention: Kelly Moran, COO

               Telephone: (413) 525-0600
               Facsimile: (413) 525-0611

       If To AngioDynamics:

               603 Queensbury Avenue
               Queensbury, New York 12804

               Attention: Eamonn Hobbs, President and CEO

               Telephone: (518) 798-1215
               Facsimile: (518) 798-3625

12.4 Waiver. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

12.5 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any Applicable Laws or be so held by applicable court decision, such enforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of Applicable Laws or applicable court decisions.

12.6 Rights and Remedies Cumulative. Except as expressly provided herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

       12.7 Independent Contractors. Each party shall act as an independent contractor under the terms of this Agreement. Neither party is, nor shall it be deemed to be, an employee, agent, co-venturer, partner or legal representative of the other for any purpose. Neither party shall be entitled to enter into any contracts in the name of, or on behalf of the other, nor shall either party be entitled to pledge the credit of the other in any way or hold itself out as having authority to do so.

       12.8 Captions and Section References. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

       12.9 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

       IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives as of the date first written above.

                                         BIOLITEC, Inc.

                                         By: /s/ [Illegible]
                                             ------------------------------
                                         Title: COO
                                                ---------------------------
                                         AngioDynamics Inc.

                                         By:  /s/ Eamonn P. Hobbs
                                             ------------------------------
                                         Title: President & CEO
                                                ---------------------------

                   Supply and Distribution Agreement Schedules

Schedule A: Products

Schedule B: Product Specifications

Schedule C: Minimum Quantities (units)

Schedule D: Sales Forecast

Schedule E: Product Pricing

                              Schedule A: Products

1. Ceralas(R) D15 980 nm laser

2. Ceralas(R) D 810 nm laser

3. 600 micron optical fiber for laser transmission

                       Schedule B: Product Specifications

                     Product 1: Ceralas(R) D15 980 nm laser

PRODUCT DEFINITION

Laser Type                      Integrated GaAIAs Semiconductor laser arrays

Wavelength                      980nm

Output Power                    15 Watts (must be minimum of 15 W)

Power Range                     1-15W

Increments                      1W

Operating modes                 Continuous, Pulsed

Pulse Duration ON/OFF           0.01 to 99.9 seconds

Aiming Beam                     635nm; 4mW

Cooling                         Air cooled

Weight                          15 lbs (9kg)

Dimensions                      14" x 9" x 7"

Power Requirements              110/220v

PRODUCT 1 DRAWING



                                    [DRAWING]

                      Product 2: Ceralas(R) D 810 nm laser

PRODUCT DEFINITION

Laser Type                      Integrated GaAIAs Semiconductor laser arrays

Wavelength                      810nm

Output Power                    15 Watts (must be minimum of 15 W)

Power Range                     1-15W

Increments                      1W

Operating modes                 Continuous, Pulsed

Pulse Duration ON/OFF           0.01 to 99.9 seconds

Aiming Beam                     635nm; 4mW

Cooling                         Air cooled

Weight                          15 lbs (9kg)

Dimensions                      14" x 9" x 7"

Power Requirements              110/220v

PRODUCT 2 DRAWING



                                    [DRAWING]

                            Product 3: Optical Fiber

PRODUCT DEFINITION

Fiber Type                                Fused Silica Optical Fiber

Core Diameter                             600um

Tip Design                                Bare fiber with polished open tip

Fiber Proximal Connector to laser         Standard SMA connector

PRODUCT 3 DRAWING

                                    [DRAWING]

                     Schedule C: Minimum Quantities (Units)

Contract Year minimums are as follows:

Minimums- IR and VS combined

Optical Fiber     Contract Year    Contract Year    Contract Year     Contract Year    Contract Year
                        1                2                3                 4                5

Minimums          *** units        *** units        *** units         *** units        *** units

Ceralas@ Laser     Contract Year    Contract Year    Contract Year     Contract Year    Contract Year
                        1                2                3                 4                5

Minimums              *** Units        *** Units        *** Units         *** Units        *** Units

Upon signing of this Agreement an Initial Purchase order shall be placed for sixteen (16) lasers and two thousand twelve (2012) disposable fiber packages of which ten (10) lasers are for promotional use and six (6) are against the contract Year 1 Minimum Quantity. Of the 2012 disposable fiber packages, six hundred (600) disposable fiber packages will be delivered within six (6) weeks, seven hundred six (706) will be delivered on July 1, 2002, and seven hundred six
(706) will be delivered on October 1, 2002 as required to warrant private labelled fiber packages.

________________
*** Confidential material redacted and filed separately with the Commission.

                           Schedule D: Sales Forecasts

Contract Year Sales Forecasts are as follows:

Sales Forecast - IR and VS combined

Optical Fiber      Contract Year      Contract Year      Contract Year       Contract Year      Contract Year
                         1                 2                 3                   4                  5

Forecast           *** Units          *** Units          *** Units           *** Units          *** Units

Ceralas(R)Laser     Contract Year      Contract Year      Contract Year       Contract Year      Contract Year
                         1                 2                 3                   4                  5

Forecast ***           *** Units          *** Units          *** Units           *** Units          *** Units

______________
*** Confidential material redacted and filed separately with the Commission.

                           Schedule E: Product Pricing

F.O.B. East Longmeadow, MA

The pricing will be as follows:

     (a) Pricing for the Ceralas D15 980 nm laser or Ceralas D15 810 nm laser for the initial 30 units will be $*** each. This reflects a reduction in price to-cover the 10 promotional lasers purchased within this initial group.

     (b) After the initial 30 units are purchased, pricing for the Ceralas D 980 nm laser or Ceralas D 810 nm laser will be based on quantity tiered levels for a given order:

                 1 - 50 units                             $ ***

                 51 - 99 units                            $ ***

                 100 - 199 units                          $ ***

                 200 + units                              $ ***

     (c) Pricing for the laser fibers: $*** each.

     (d) Pricing for sterilized laser fibers: $*** each. This requires purchase and delivery of the minimum *** fibers before December 30, 2002. AngioDynamics to provide labeling for the sterilized packaging.

_______________
*** Confidential material redacted and filed separately with the Commission.